Exhibit 10.1

May 4, 2021

Ms. Annette Burns
NBT Bank

Dear Annette:

Thank you for agreeing to become Interim Chief Financial Officer in addition to your Chief Accounting Officer role effective May 8, 2021 while we conduct the search for the new CFO.  I would like to recognize you with the following:

•	Your base salary will be increased to $277,750 effective May 10, 2021. You will retain this increase after the interim period.
•
You will receive a special one-time award of 4,000 units of Restricted Stock pursuant to the NBT Bancorp Inc. 2018 Omnibus Incentive Plan as soon as practical after signing this agreement.  The vesting is 3-year cliff with shares released to you on the 15th of the month on the 3rd anniversary of the grant date.

•
A $50,000 bonus payable the sooner of the start date of the new CFO or January 2022. If a new CFO does not start prior to February 1, 2022, we will also contribute $20,000 to your deferred compensation account.

•	You will increase to Band 2 (18 months’ severance pay) in the Enhanced Separation Plan. This will remain after the interim period.
•	The interim title change will be effective at the time of the departure of the current CFO and will remain until the start date of a new CFO.

As part of this agreement, you agree to the following:

•	I will remain actively employed with the Bank through the period designated above to be eligible for the incentives.
•	I will continue to provide an acceptable level of performance.
•	I understand the bonus and deferred compensation payments are subject to applicable payroll taxes.

The Executive Management team thanks you in advance for your continued support and your positive impact for our Company.

Sincerely,

/s/ John H. Watt, Jr.
John H. Watt, Jr.
President and CEO	ACKNOWLEDGEMENT:

cc: Catherine Scarlett, EVP, CHRO
/s/ Annette Burns 5/4/2021
Signature and Date

NBT Bancorp Inc., 52 South Broad Street, P.O. Box 351, Norwich, New York 13815 • 607.337.BANK (607.337.2265)